Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of ANI Pharmaceuticals, Inc. on Form S-8 (Nos. 333-53384, 333-100238, 333-109474, 333-151663, 333-168842, 333-174596, 333-182011, 333-151660, and 333-196518) and on Form S-3 (No. 333-195949) of our reports dated February 23, 2016, on our audits of the consolidated financial statements as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015, and the effectiveness of ANI Pharmaceuticals, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2015, which reports are included in this Annual Report on Form 10-K to be filed on or about February 23, 2016.

/s/ EisnerAmper LLP

New York, New York
February 23, 2016